Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Q3 Results and

Participation in the ICR Conference 2017

IRVINE, California — January 9, 2017—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary results for the third quarter of fiscal year 2017 ended December 24, 2016 in preparation for participation in the ICR Conference on Tuesday, January 10, 2017.

Preliminary Results for the Third Quarter of Fiscal Year 2017

Estimated results for the third quarter ended December 24, 2016 were as follows:

•                  Preliminary net sales increased 3% to approximately $199 million.

•                  Preliminary consolidated same store sales increased approximately 0.2%, with e-commerce sales outperforming stores. This compares with previous third quarter guidance of slightly positive consolidated same store sales.

•                  Preliminary net income per diluted share of approximately $0.39, compared to previous guidance of $0.38 to $0.43.

•                  The Company opened seven new stores.

Jim Conroy, Chief Executive Officer, commented, “I am pleased with our performance in the third quarter, in which we delivered positive same store sales growth, achieved earnings in line with our guidance, and opened seven new stores. Despite macro challenges of unseasonably warm weather in our core markets, the presidential election, and continued sales pressure in markets impacted by oil and other commodities, we were able to achieve 0.2% same store sales growth. November was particularly challenging given external factors, but the business strengthened in December with same store sales growth of 2.3% and we have seen that trend continue into the first two full weeks of our fiscal January. Additionally, we remained true to the Boot Barn brand by maintaining our everyday low price value proposition.”

Mr. Conroy continued, “We also reaffirmed our approach to omni-channel, with strong growth across both of our e-commerce sites as well as a very successful launch of our in-store touch screen shopping tablets, which enabled us to deliver on our We Have It Promise by offering our store customers access to a much broader assortment available for two-day shipping.”

At December 24, 2016, the Company’s cash balance was $31 million and borrowings on the $125 million line of credit were reduced to $23 million. Average inventory per store was lower than the prior year by approximately 3%.

The Company will report full third quarter fiscal 2017 results and update full-year guidance on January 31, 2017.

ICR Conference 2017

The Company will be presenting at the ICR Conference 2017 held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday, January 10, 2017 at 3:30 pm Eastern Standard Time.

The audio portion of the presentation will be webcast live over the internet and can be accessed under the Investor Relations section at www.investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. Boot Barn now operates 219 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:

ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Media Contact:

Jim Watkins

Vice President, Investor Relations

949-453-4400 ext. 579

BootBarnIRMedia@bootbarn.com